DOR BIOPHARMA, INC.

DOR BioPharma Appoints Gregg Lapointe, CPA, MBA,
to its Board of Directors

Ewing, NJ – March 16, 2009 - DOR BioPharma, Inc. (OTCBB: DORB) (DOR or the Company) announced today that it has appointed Gregg Lapointe, CPA, MBA, to its Board of Directors.  Mr. Lapointe is currently Chief Executive Officer of Sigma-Tau Pharmaceuticals, Inc. (Sigma-Tau), a company dedicated to the development and commercialization of medicines for patients with rare diseases, which is DOR’s North American partner for orBec® and its largest shareholder.

Mr. Lapointe has served in varying roles for Sigma-Tau since 2001, including Chief Operating Officer from November 2003 to April 2008 and Chief Executive Officer since April 2008. Prior to Sigma-Tau, he served as Vice President of Operations and Vice President, Controller of AstenJohnson, Inc. (formerly JWI Inc.).  Prior to that Mr. Lapointe spent several years in the Canadian medical products industry in both medical products distribution and manufacturing.  Mr. Lapointe began his career at Price Waterhouse. Mr. Lapointe received his BA in Commerce from Concordia University in Montreal, Canada, a graduate diploma in accountancy from McGill University and his MBA from Duke University.  He is also a CPA in the state of Illinois and a Chartered Accountant in Ontario, Canada. Mr. Lapointe also serves on the Board of Directors of the Pharmaceuticals Research and Manufacturers of America (PhRMA) and is a member of the Corporate Council of the National Organization for Rare Diseases (NORD).

“We are very pleased to welcome Gregg Lapointe to our Board of Directors,” said Christopher J. Schaber, PhD, President and CEO of DOR. “Mr. Lapointe brings extensive experience in the areas of global strategic planning and implementation, corporate finance, accounting, and acquisitions.  With his strong business and healthcare background he is well positioned to make significant contributions to the continued growth and success of DOR.  We are enthusiastically looking forward to his productive involvement on our Board.”

About DOR BioPharma, Inc.

DOR BioPharma, Inc. (DOR) is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate or BDP), is a potent, locally acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of hematopoietic cell transplantation. DOR expects to begin a confirmatory Phase 3 clinical trial of orBec® for the treatment of acute GI GVHD and a Phase 1/2 clinical trial of DOR201 in radiation enteritis in the first half of 2009. orBec® is also currently the subject of an NIH-supported, Phase 2, randomized, double-blind, placebo-controlled trial in the prevention of acute GVHD. Oral BDP may also have application in treating other gastrointestinal disorders characterized by severe inflammation. Additionally, DOR has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin, botulinum toxin and anthrax. DOR’s ricin toxin vaccine, RiVaxTM, has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.

For further information regarding DOR BioPharma, Inc., please visit the Company's website at www.dorbiopharma.com.

This press release contains forward-looking statements that reflect DOR BioPharma, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that DOR conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Forms 10-Q and 10-KSB. Unless required by law, DOR assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200
www.dorbiopharma.com
DOR BioPharma, Inc.
850 Bear Tavern Road, Suite 201
Ewing, NJ 08628